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                                                              Exhibit 5(b) and 8


                    New York, New York
                    April 8, 1998



HoldCo, Inc.
83 Edison Drive
Augusta, Maine 04336

Ladies and Gentlemen:

     We have acted as counsel to HoldCo, Inc., a Maine corporation (the "Company"), in connection with the proposed formation of a holding company structure for Central Maine Power Company, a Maine corporation ("Central Maine"), through the merger (the "Merger") of a wholly-owned subsidiary of the Company ("MergeCo") and Central Maine, pursuant to an Agreement and Plan of Merger (the "Merger Agreement").

     This opinion is being rendered in connection with the filing by the Company of a Registration Statement on Form S-4 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Act"), of 35,000,000 shares of Common Stock, $5.00 par value, of the Company (the "Company Common Stock") to be issued in the Merger.

     For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement; (ii) the Registration Statement; (iii) the Articles of Incorporation of the Company, as in effect on the date hereof and as to be amended immediately prior to consummation of the Merger; (iv) the By-Laws of the Company to be in effect immediately prior to consummation of the Merger; (v) resolutions adopted by the Board of Directors of the Company relating to the Merger and the issuance and delivery of the Company Common Stock in connection therewith; and (vi) such other documents, certificates and other records as we have deemed necessary or appropriate.

     Based upon the foregoing, and subject to the qualifications hereinafter expressed, we are of the opinion that:

     (1) The Company is validly existing as a corporation under the laws of the State of Maine; and

     (2) The Company Common Stock will be validly issued, fully paid and non-assessable when (i) the Registration Statement shall have become effective under the Act; (ii) the Company's Board of Directors shall have taken appropriate action to authorize the issuance of the Company Common Stock;
   (iii) Central Maine shareholders shall have approved the Merger; (iv) Central Maine shall have received all necessary regulatory approvals required to consummate the Merger; and (v) the Merger shall have been consummated in accordance with the terms of the Merger Agreement and the laws of the State of Maine.

     We are further of the opinion that the statements contained in the Proxy Statement and Prospectus constituting part of the Registration Statement under the caption "PROPOSAL NO. 2: APPROVAL OF AGREEMENT AND PLAN OF MERGER -- Certain United States Federal Income Tax Considerations" describing certain Federal income tax consequences to holders of Central Maine common stock, as qualified therein, constitute an accurate description, in general terms, of the indicated Federal income tax consequences of the Merger.

     We express no opinion as to matters of law other than the Federal law of the United States. To the extent that opinions expressed above are dependent upon matters governed by the law of the State of Maine, we have relied, with your consent, upon the opinion of even date herewith rendered to you by Anne M. Pare, Esq.
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HoldCo, Inc.
April 8, 1998
Page Two

     We hereby consent to the filing of this opinion as Exhibits 5(b) and 8 to the Registration Statement and to the references to our firm under the captions "PROPOSAL NO. 2: APPROVAL OF AGREEMENT AND PLAN OF MERGER -- Certain United States Federal Income Tax Considerations" and "-- Legal Opinion" in said Registration Statement and the Proxy Statement and Prospectus constituting a part thereof, and any amendments thereof.

                                Very truly yours,


                                /s/ LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                                LeBoeuf, Lamb, Greene & MacRae, L.L.P.